UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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FEDERAL REALTY INVESTMENT TRUST
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March 22, 2019

Dear Shareholder:

Please accept this invitation to attend our 2019 Annual Meeting of Shareholders on Wednesday, May 1, 2019 at 10:00 a.m. This year’s meeting will be held at AMP by Strathmore located at our Pike & Rose property, 11810 Grand Park Avenue, North Bethesda, Maryland.

The attached notice of the 2019 Annual Meeting of Shareholders and proxy statement provide important information about the annual meeting and the business to be conducted at the meeting. In addition, management will provide a review of 2018 operating results and discuss the outlook for the future. After the formal presentation, our Trustees and management will be available to answer any questions you may have.

Your vote is important to us. We urge you to read this proxy statement carefully. Whether or not you plan to attend the annual meeting in person, we urge you to vote promptly through the internet, by telephone or by mail.

Thank you for your continued support and we look forward to seeing you on May 1.

Sincerely,

Joseph S. Vassalluzzo	Donald C. Wood
Non-Executive Chairman of the Board	President and Chief Executive Officer

1626 East Jefferson Street, Rockville, Maryland 20852

NOTICE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 1, 2019
TIME:	10:00 a.m. local time
PLACE:	AMP by Strathmore, 11810 Grand Park Avenue, North Bethesda, Maryland
RECORD DATE:	March 14, 2019

ITEMS OF BUSINESS	• Election of 8 Trustees to serve until our 2020 Annual Meeting of Shareholders
• Advisory vote approving the compensation of our named executive officers
• Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019

For the Trustees:

Dawn M. Becker

Executive Vice President—General Counsel and Secretary

March 22, 2019

HOW TO VOTE

Your vote is important to us. You are eligible to vote and receive notice of the meeting if you were a registered owner of record of our common shares of beneficial interest (“Shares”) at the close of business on the March 14, 2019 record date. A majority of the Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting.

If you own your Shares directly with our transfer agent, American Stock Transfer and Trust, LLC, you are a registered shareholder and can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting through one of the following methods:

Visit www.voteproxy.com. You will need the control number on your Notice of Internet Availability, proxy card or voting instruction form. Votes must be submitted by 11:59 pm EDT on April 30, 2019 to be counted for the meeting.

Call 1-800-Proxies (1-800-776-9437). You will need the control number on your Notice of Internet Availability, proxy card or voting instruction form. Votes must be submitted by 11:59 pm EDT on April 30, 2019 to be counted for the meeting.

You can vote my marking, signing and dating your proxy card.

You may revoke your proxy at any time before it is voted at the Annual Meeting by notifying the secretary in writing, submitting a proxy dated later than your original proxy, or attending the Annual Meeting and voting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR OUR ANNUAL MEETING. Our 2019 Proxy Statement and 2018 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2018, are available at www.federalrealty.com.

ABOUT FEDERAL REALTY

Federal Realty Investment Trust is a recognized leader in the ownership, operation and redevelopment of high-quality retail based real estate located primarily in major coastal markets from Washington, D.C. to Boston as well as San Francisco and Los Angeles. Founded in 1962, our mission is to deliver long term, sustainable growth through investing in densely populated, affluent communities where retail demand exceeds supply. Our expertise includes creating urban, mixed-use neighborhoods like Santana Row in San Jose, California, Pike & Rose in North Bethesda, Maryland and Assembly Row in Somerville, Massachusetts. These unique and vibrant environments that combine shopping, dining, living and working provide a destination experience valued by their respective communities. Federal Realty’s 105 properties include approximately 3,000 tenants, in approximately 24 million square feet, and over 2,600 residential units.

Throughout this proxy statement, we use the terms “Federal Realty”, “Company”, “Trust”, “we”, “our” and “us” to refer to Federal Realty Investment Trust and the terms “Board” and “Trustees” used throughout this proxy statement refer to the Board of Trustees of Federal Realty Investment Trust.

ANNUAL MEETING INFORMATION

We are providing these proxy materials in connection with the 2019 Annual Meeting of the Shareholders of the Trust. These materials will assist you in voting your Shares by providing information on matters that will be presented at the Annual Meeting.

Meeting Date:	Wednesday, May 1, 2019

Meeting Time:	10:00 a.m. local time

Meeting Location:	AMP by Strathmore, 11810 Grand Park Avenue, North Bethesda, Maryland

Record Date:	March 14, 2019

The following matters are being presented for a vote at the 2019 Annual Meeting of Shareholders:

Proposal	Board Recommendation	Vote Required For Approval

Election of 8 Trustees to serve until our 2020 annual meeting	FOR each nominee	Majority of votes cast

Advisory vote on the compensation of our named executive officers	FOR	Majority of votes cast

Ratification of the appointment of Grant Thornton LLP as our auditors	FOR	Majority of votes cast

NOTICE OF ELECTRONIC AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials including this proxy statement and our 2018 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the year ended December 31, 2018 (“Annual Report”), to each shareholder by providing access to such documents on the Internet. On or about March 22, 2019, we mailed to our shareholders a “Notice of Internet Availability of Proxy Materials” (“Notice”) containing instructions on how to access and review this proxy statement and our Annual Report and how to submit your vote on the Internet or by telephone. You cannot vote by marking the Notice and returning it. If you received the Notice, you will not automatically receive a printed copy of our proxy materials or Annual Report unless you follow the instructions for requesting these materials included in the Notice. This section does not apply if you previously requested to receive these materials by mail.

CORPORATE GOVERNANCE INFORMATION

The Board is responsible for providing governance and oversight of the strategy, operations and management of the Trust on behalf of our shareholders. Our Board has adopted the following key documents, together with our Bylaws, that form the governance framework for the Trust. Each of these documents is periodically reviewed and updated to confirm they provide the appropriate governance framework for the Trust and to comply with current regulatory and governance requirements.

•	Corporate Governance Guidelines
•	Code of Business Conduct
•	Code of Ethics for Senior Financial Officers
•	Committee Charters
•	Declaration of Trust

These documents are available under the Investors/Corporate Governance section of our website at www.federalrealty.com. Printed copies of these documents are also available free of charge upon written request to our Investor Relations Department at 1626 East Jefferson Street, Rockville, Maryland 20852.

CORPORATE GOVERNANCE PRACTICES

The Trust has a history of strong corporate governance and is committed to practices and policies that best serve the interests of our shareholders. Our practices and policies include, among other things, the following:

Board Composition	Shareholder Rights	Key Policies

✓ 75% of Board is Independent	✓ Shareholder Right to Call Special Meeting without Significant Restriction	✓ Pay for Performance Executive Compensation Philosophy

✓ Independent Board Chairman	✓ Annual Election of Trustees	✓ Stock Ownership Guidelines for Trustees and Executive Officers

✓ Independent Audit, Nominating and Compensation Committees	✓ Shareholder Approval Required to Classify Board	✓ Prohibition on Hedging Trust Stock

✓ Engaged and Diverse Board with 2 Female Trustees	✓ Majority Voting in Uncontested Elections	✓ Prohibition on Pledging Trust Stock

✓ Annual Board and Committee Evaluations, including individual Trustee evaluations	✓ Shareholder Right to Act by Written Consent	✓ Clawback Policy in Place

✓ No Poison Pill in Effect

BOARD LEADERSHIP STRUCTURE

Our Board has been directed by a Non-Executive Chairman of the Board since 2003. The Board believes that having its own leadership separate from our Chief Executive Officer provides the Board with an effective way to ensure that they are fully informed and have the opportunity to fully debate all important issues in order to fulfill its oversight responsibilities and hold management accountable for the performance of the Trust. This also allows our Chief Executive Officer to focus his time on running our day-to-day business. Our Non-Executive Chairman presides at all meetings of the Board and helps to set the agendas for Board meetings.

INDEPENDENCE OF TRUSTEES

The Board reviews on an ongoing basis all relationships between us and each Trustee to determine whether each Trustee is independent or otherwise has any relationship to the Trust that could adversely affect the Trustee’s ability to exercise independent judgment. This review also determines whether each Trustee satisfies the independence requirements of the New York Stock Exchange (“NYSE”) and our Corporate Governance Guidelines. Our Corporate Governance Guidelines include a standard that a Trustee’s position as a director, officer or owner of a company with which we do business does not constitute a material relationship so long as payments made by that company do not account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of that company.

The Board, on recommendation of the Nominating and Corporate Governance Committee, considered all relevant facts and circumstances and determined that all Trustees other than Mr. Ordan and Mr. Wood are independent for purposes of Board and committee service under the standards of the NYSE, our Corporate Governance Guidelines and applicable law. In making the independence determination, the Nominating and Corporate Governance Committee and the Board considered the following:

Mr. Bortz	Occasional usage by Trust employees for business purposes of hotels owned by Pebblebrook Hotel Trust. Mr. Bortz is the CEO of Pebblebrook Hotel Trust.
Mr. Faeder	A 1-year lease of space at a Trust property that expired in January, 2017 by an entity in which Mr. Faeder is a partner.
Mr. Thompson	The items described in “Certain Relationships and Related Transactions” section below.
Mr. Vassalluzzo	5 leases between Office Depot, Inc. and the Trust. Mr. Vassalluzzo is the Non-Executive Chairman of the Board of Office Depot, Inc.

BOARD MEETINGS

The Board of Trustees holds regularly scheduled in-person meetings and if needed, will also act through telephonic meetings, action by written consent and other communications with management. During 2018, the Board of Trustees held five meetings, four of which were in-person meetings. The non-management, independent Trustees held an executive session at each of those four in-person meetings. Mr. Vassalluzzo, the Non-Executive Chairman of the Board, presided over all Board meetings as well as all executive sessions of the non-management, independent Trustees. The Non-Executive Chairman of the Board is expected to preside over all future Board meetings and executive sessions of non-management, independent Trustees.

Each of the Trustees attended 100% of the meetings of the Board as well as 100% of all committee meetings, including committees on which the Trustee did not serve during 2018. It is the Trust’s policy for all Trustees to attend our annual meeting of shareholders absent exceptional cause. All Trustees attended our 2018 Annual Meeting of Shareholders.

BOARD COMMITTEES

The Board has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee operates under a written charter which is available in the Investors section of our website at www.federalrealty.com. Each committee member meets the independence, experience and, with respect to the Audit Committee, the financial literacy requirements, of the NYSE, the SEC and our Corporate Governance Guidelines. Information about each of these committees is included in the chart below:

Committee/Membership	Primary Responsibilities		# of 2018 Meetings
Audit Committee:

Gail P. Steinel(1) Jon E. Bortz David W. Faeder(2) Warren M. Thompson	•	Selecting our independent auditor and approving and overseeing its work	4
	•	Overseeing our financial reporting, including reviewing results with management and our independent auditor
	•	Overseeing our internal systems of accounting and controls
	•	Overseeing financial, cybersecurity and similar risks
Compensation Committee:

David W. Faeder(1) Elizabeth I. Holland Gail P. Steinel Joseph Vassalluzzo	•	Reviewing and recommending compensation for our senior officers	2
	•	Administering and making awards under our long-term incentive award plans
	•	Administering other benefit programs of the Trust
Nominating and Corporate Governance Committee:

Warren M. Thompson(1) Jon E. Bortz Elizabeth I. Holland Joseph S. Vassalluzzo	•	Recommending individuals to stand for election to the Board	2
	•	Making recommendations regarding committee memberships
	•	Overseeing our corporate governance policies and procedures, including Board and Trustee evaluations

(1)	Committee chairperson
(2)	Financial expert

RISK MANAGEMENT OVERSIGHT

The Board is responsible for overseeing enterprise level risk of the Trust and does so directly and through its committees. As part of carrying out its risk oversight responsibilities, the entire Board regularly receives updates from management on the continued viability of our business plan, market conditions, capital position, and our business results and specifically reviews potential business risks from time to time. The Board reviews that information together with our quarterly and annual financial statements and operating results and short and long-term business prospects to assess the risks that we may encounter and to establish appropriate direction to avoid or minimize the potential impact of the identified risks. Some of the details that are discussed as part of the Board’s review of potential risks facing us include, without limitation:

•	the impact of market conditions on our business;
•	operational risks such as the ability of our tenants to be successful and the ability to grow the company through increasing rents and redeveloping our properties;
•	liquidity and credit risks, including our ability to access capital to run and grow our business and our overall cost of capital and the impact on our profitability;
•	investment risks from acquisitions and our development and redevelopment projects;
•	regulatory risks that may impact our profitability;
•	risks relating to our status as a real estate investment trust;
•	environmental related risks;
•	cybersecurity risks; and
•	general risks inherent in the real estate industry.

COMPENSATION RISK ASSESSMENT

In February 2019, our Compensation Committee reviewed our compensation policies and practices for all of our employees to determine whether any of such policies or programs created any risk that is reasonably likely to have a material adverse effect on the Trust. Based on that review, the Committee does not believe that our compensation programs encourage unnecessary or excessive risk taking. Specifically, the incentive compensation of 95% of our employees is based solely on corporate performance objectives. For the approximately 5% of our employees who earn all or a portion of their compensation by completing leasing transactions or closing acquisitions, they cannot complete any deals without first obtaining approvals from either the Board and/or one or more members of senior management whose incentive compensation is tied to corporate performance.

COMMUNICATIONS WITH THE BOARD

Any shareholder or other interested party may communicate with the Board or any Trustee by sending the communication to the Trust’s corporate offices at 1626 East Jefferson Street, Rockville, MD 20852 in care of the Trust’s Secretary. All communications should identify the party to whom it is being sent, and any communication which indicates it is for the Board of Trustees or fails to identify a particular Trustee will be deemed to be a communication intended for the Trust’s Non-Executive Chairman of the Board. The Trust’s Secretary will promptly forward to the appropriate Trustee all communications she receives for the Board or any individual Trustee which relate to the Trust’s business, operations, financial condition, management, employees or similar matters. The Trust’s Secretary will not forward to any Trustee any advertising, solicitation or similar materials.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

Our Code of Business Conduct requires that our Trustees and all of our employees deal with the Trust on an arms-length basis in any related party transaction. All transactions between us and any of our Trustees, our named executive officers or other vice presidents, or entity in which any of them has an ownership interest must be approved in advance by the Audit Committee. Audit Committee approval is not required for us to enter into a lease with an entity in which any of our Trustees is a director, employee or owner so long as the lease is entered into in the ordinary course of business and is negotiated at arms-length and on market terms.

Related Party Transactions

Mr. Thompson, one of our Trustees, serves as the President and Chairman of the Board of Directors of Thompson Hospitality Corporation (“THC”). THC leases from us two restaurant locations. Those leases were negotiated at arms’ length, reflecting market conditions at the time they were negotiated, and are scheduled to expire on June 30, 2020 and December 31, 2027. In addition, in 2018 THC acquired an ownership interest in two additional restaurant tenants. Both of these restaurant leases were negotiated at arms’ length prior to their acquisition by THC and are scheduled to expire on November 30, 2020 and October 31, 2027, subject to a tenant extension option. In the aggregate, we received approximately $1.1 million in rent and other related charges in 2018, anticipate receiving approximately $1.5 million in rent and other charges in each of 2019 and 2020 and then less than $1.0 million annually in rent and other charges through the remaining terms of these leases.

The Board reviewed these relationships with Mr. Thompson and determined that Mr. Thompson met in 2018 and currently meets all independence requirements for his service as a Trustee as described in the “Independence of Trustees” section above.

None of our named executive officers had or has any indebtedness to the Trust or any relationship with the Trust other than as an employee and shareholder. Employment and change-in-control arrangements between the Trust and the named executive officers are described in the “Potential Payments on Termination of Employment and Change-in-Control” section below.

TRUSTEE INFORMATION

PROPOSAL 1 – ELECTION OF TRUSTEES

Our Board of Trustees currently has eight Trustees, all of whom have been nominated to stand for election at the 2019 Annual Meeting. All trustees elected at the meeting will hold office until the 2020 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. You are entitled to cast one vote per Share for each of the eight named individuals. Proxies may not be voted for more than eight individuals. Our Bylaws provide that in uncontested elections such as this one, a nominee must receive a majority of votes cast in order to be elected. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

The Board recommends that you vote “FOR” each of the nominees.

NOMINEES

The Nominating and Corporate Governance Committee is responsible for identifying individuals who are qualified candidates to serve on our Board. The committee has identified the following eight individuals to stand for election at our 2019 Annual Meeting of Shareholders. Each of these nominees is currently a member of our Board.

Jon E. Bortz
Age: 62 Trustee since: 2005 Independent

Business Experience:

•   President, Chief Executive Officer and Chairman of the Board of Pebblebrook Hotel Trust (2009 – present)

•   Various positions with LaSalle Hotel Properties including President, Chief Executive Officer, Trustee and Chairman of the Board (1998 – 2009)

Committees:		Public Company Boards
• Audit		• Pebblebrook Hotel Trust (2009 – present)
• Nominating and Corporate Governance

Specific Qualifications and Skills:

Mr. Bortz brings to the Board public company, REIT and real estate experience. His experience as chief executive officer of LaSalle Hotel Properties and Pebblebrook Hotel Trust provide a valuable perspective for running a public real estate company while his real estate experience at Jones Lang LaSalle provides fundamental real estate experience critical to our core business.

David W. Faeder
Age: 62 Trustee since: 2003 Independent

Business Experience:

•   Managing Partner of Fountain Square Properties (2003 – present)

•   Various positions with Sunrise Senior Living, Inc. including Vice Chairman-President and Executive Vice President-Chief Financial Officer (1993 – 2003)

Board Committees:	Public Company Boards:
• Audit	• Arlington Asset Investment Corp. (2013 – present)
• Compensation (Chair)

Specific Qualifications and Skills:

Mr. Faeder provides public company experience, accounting experience and real estate investing acumen to the Board, having previously served as the president and chief financial officer of Sunrise Senior Living and as an active private real estate investor.

Elizabeth I. Holland
Age: 53 Trustee since: 2017 Independent

Business Experience:

•   Chief Executive Officer of Abbell Credit Corporation and Abbell Associates, LLC (1997 – present)

•   Board of Trustees of the International Council of Shopping Centers (from 2004 – 2010 and 2015 – present), Chairman of the Board of Trustees (2016 – 2017) and Vice Chairman of the Board of Trustees (2015 – 2016)

Board Committees:	Public Company Boards:
• Compensation	• VICI Properties, Inc. (2017 – present)
• Nominating and Corporate Governance

Specific Qualifications and Skills:

Ms. Holland brings to the Board a deep understanding of owning and investing in retail real estate from her experience as a private investor. Her insights into issues affecting many of our tenants learned from her experience as Chairman of the International Council of Shopping Centers also provides a valuable perspective for the Board to understand the Trust’s business.

Mark S. Ordan
Age: 60 Trustee since: 2019 Non-Management

Business Experience:

•   Chief Executive Officer and Chairman of the Board of Quality Care Properties (2016 – 2018)

•   Executive Chairman of the Board (2015 – 2016) and Chief Executive Officer (2014 – 2015) of Washington Prime Group

•   Chief Executive Officer of Sunrise Senior Living, Inc.
(2008 – 2013) and Chief Executive Officer of Sunrise Senior Living, LLC (2013), its successor

•   Chief Executive Officer and President of The Mills Corporation (2006 – 2007)

Board Committees:	Public Company Boards:
• None	• VEREIT, Inc. (2015 – present)
• Forest City Realty Trust, Inc. (2018) • Quality Care Properties, Inc. (2016 – 2018) • Washington Prime Group (2014 – 2017)

Specific Qualifications and Skills:

Mr. Ordan’s extensive public company leadership experience in the REIT industry and past retailing experience provides the Board and management with retail, real estate and public company perspectives that are critical to the day to day operation of our business.

Gail P. Steinel
Age: 62 Trustee since: 2006 Independent

Business Experience:

•   Owner of Executive Advisors (2007 – present)

•   Executive Vice President of BearingPoint, Inc. (2002 – 2007)

•   Global Managing Partner of Management and Technology Consulting Practice for Arthur Andersen (1984 – 2002)

Board Committees:	Public Company Boards:
• Audit (Chair)	• MTS Systems Corporation (2009 – present)
• Compensation

Specific Qualifications and Skills:

Ms. Steinel has over 25 years of auditing and consulting experience that provides the Board with valuable accounting and financial expertise, as well as a helpful perspective on leadership and on managing risk and systems operations.

Warren M. Thompson
Age: 59 Trustee since: 2007 Independent	Business Experience: • President and Chairman of Thompson Hospitality Corporation since founding the company (1992 – present)
Board Committees:	Public Company Boards:
• Audit	• Duke Realty Corporation (2019 – present)
• Nominating and Corporate Governance (Chair)

Specific Qualifications and Skills:

Mr. Thompson’s experience running restaurants owned by Thompson Hospitality provides the Board and management with a unique perspective that is shared by a large percentage of the Trust’s retail tenants.

Joseph S. Vassalluzzo
Age: 71 Trustee since: 2002 Non-Executive Chairman Independent

Business Experience:

•   Non-Executive Chairman of the Board of Office Depot, Inc. (2017 – present)

•   Non-Executive Chairman of the Board of Federal Realty Investment Trust (2006 – present)

•   Various positions including Vice Chairman with Staples, Inc. (1989 – 2005)

Board Committees:	Public Company Boards:
• Compensation	• Office Depot, Inc. (2013 – present)
• Nominating and Corporate Governance	• Life Time Fitness, Inc. (2006 – 2015)

Specific Qualifications and Skills:

Mr. Vassalluzzo’s extensive background in retail and real estate as a result of having served as an executive with Staples, including his responsibility for expanding Staples real estate presence, as well as his current and prior service on the boards of a number of retailers provides the board and management with retail and retail real estate expertise that is essential to our core business.

Donald C. Wood
Age: 58 Trustee since: 2003 CEO

Business Experience:

•   President and Chief Executive Officer of Federal Realty Investment Trust (2003 – present) and various other positions including Chief Financial Officer and Chief Operating Officer (1998 – 2003)

•   Chairman of the Board of the National Association of Real Estate Investment Trusts (2011 – 2012)

•   Board of Governors of the International Council of Shopping Centers (2010 – present)

Board Committees	Public Company Boards:
• None	• Quality Care Properties, Inc. (2016 – 2018) • Post Properties, Inc. (2011 – 2016)

Specific Qualifications and Skills:

Mr. Wood’s tenure with the Trust and his responsibilities as chief executive officer provides the Board with familiarity and details on all aspects of the operation of the Trust.

QUALIFICATIONS AND CHARACTERISTICS OF TRUSTEES

In determining who should stand for election as a Trustee, the Nominating and Corporate Governance Committee tries to ensure that the Board is composed of individuals whose backgrounds, skills and experiences, when taken together, will provide the Board with the range of skills and expertise to be able to effectively guide and oversee our strategy, operations and management. At a minimum, candidates should have the ability to exercise judgment in fulfilling his/her responsibilities, a professional background that would enable him/her to understand our business, public company, real estate, retail and/or other financial experience and a history of honesty, integrity and fair dealing with third parties. The skills and experience of the Trustees in areas we consider critical to our business are described in detail in the biographies above and summarized below:

Qualifications/Skills of Nominees	Bortz	Faeder	Holland	Ordan	Steinel	Thompson	Vassalluzzo	Wood

Business/Executive Leadership	●	●	●	●	●	●	●	●

REIT/Public Company	●	●	●	●	●		●	●

Investment/Financial/Accounting	●	●	●	●	●	●	●	●

Real Estate	●	●	●	●			●	●

Retailing Industry			●	●		●	●

Operational Management	●	●	●	●	●	●	●	●

Risk Oversight/Management	●	●	●	●	●	●	●	●

The Nominating and Corporate Governance Committee also seeks geographic, age, tenure, gender and ethnic diversity on the Board. Although the Board has not adopted any specific policies on diversity, the Nominating and Corporate Governance Committee and the Board believe that diversity is a factor to be considered, consistent with the goal of creating a Board that best serves the needs of the Trust and our shareholders. Our nominees reflect the Board’s efforts and commitment to diversity with two women and one African American included in that group. The Board also made the determination over the past year that the effectiveness of the Board’s oversight function would be further enhanced by adding a trustee who had recent and broad REIT and public company expertise given the dynamics of a changing marketplace. As a result, the Board increased its size from seven to eight trustees and elected Mark Ordan to fill the newly created position. Mr. Ordan’s selection is described in more detail below.

PROCESS FOR SELECTING TRUSTEES

In considering nominees to stand for election at the Annual Meeting, the Board and the Committee evaluate each person’s background, qualifications and attributes to serve as a Trustee based on the criteria described above and for incumbent Trustees, their years of experience working together on the Board and the deep knowledge of the Trust they have developed as a result of such service on the Board. This is especially important in our company where real estate decisions and strategy often take years to develop and require a full understanding of history in setting strategies and making decisions. The Board and the committee also consider each incumbent Trustee’s contributions to the effectiveness of the Board and its committees based on the in-depth individual trustee assessments completed each year for each Board member by each other Board member.

To identify, recruit and evaluate qualified candidates for the Board, the Board first looks to individuals known to current Board members through business and other relationships. If the Board is not able to identify qualified candidates in that way, the services of a professional search firm would be used. Mr. Ordan was identified by Board members from his extensive, recent experience leading public companies, including real estate companies, as well as his retailing experience and familiarity with the Trust and current Board members. Until July 2018, Mr. Ordan served as Chief Executive Officer of QCP Properties, Inc., a real estate investment trust focused on post-acute/skilled nursing and memory care/assisted living properties. Our chief executive officer, Mr. Wood served on the board of QCP Properties and on its compensation committee at the same time. As a result of Mr. Wood’s service on the QCP Properties compensation committee, Mr. Ordan will not satisfy the requirements to be considered an independent trustee under the NYSE listing standards until August 2021. The Committee and the Board considered this fact and determined that the perspectives Mr. Ordan would bring to the table as a trustee would be very valuable today and outweighed any concerns with his not satisfying the independence requirements of the NYSE until August 2021.

PROCESS FOR SHAREHOLDERS TO RECOMMEND TRUSTEE NOMINEES

Shareholders may propose a candidate to be nominated for election to the Board by following the procedures outlined in our Bylaws, a copy of which can be obtained by sending a written request to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852. If you want to recommend a nominee, you can submit a written recommendation in accordance with our Bylaws that includes the name, qualifications and other pertinent information about the nominee to the Trust’s Secretary at our Rockville office. Any recommendation for a nominee to be considered at our 2020 Annual Meeting must be submitted no later than November 23, 2019.

TRUSTEE COMPENSATION

Our non-employee Trustees receive the following compensation for their service on the Board:

Compensation Element	Amount
Non-Executive Chairman Annual Retainer—Paid in Cash	$106,000
Non-Executive Chairman Annual Retainer—Paid in Shares	$159,000 (fully vested on grant date)
Non-Employee Trustee Annual Retainer—Paid in Cash	$76,000
Non-Employee Trustee Annual Retainer—Paid in Shares	$114,000 (fully vested on grant date)
Committee Chair Fees—Paid in Cash	$20,000 for Audit Committee $10,000 for Compensation Committee $10,000 for Nominating Committee
Equity Ownership Guidelines	Trustees are required to maintain ownership of Trust stock having a value equal to 5 times the amount of the annual cash retainer. This requirement must be met within 5 years after joining the Board

As of December 31, 2018, all Trustees then serving on the Board complied with the required level of stock ownership with the exception of Ms. Holland, who joined the Board in February 2017, and is expected to satisfy the requirement within the 5-year time frame. Mr. Ordan’s compliance with this requirement will be assessed beginning December 31, 2019.

In addition to the annual retainer described above, Mr. Vassalluzzo receives administrative support for both Trust business and personal use from our regional office in Wynnewood, Pennsylvania. There were no additional fees paid or services provided to any Trustee for service on any of the Board committees or for attendance at any Board or committee meetings other than those described above.

The levels of Trustee compensation have remain unchanged since 2017. These levels were set after reviewing board compensation being paid to more than 28 public real estate investment trusts at that time and were determined to be reasonable market compensation based on that information. Total compensation awarded to Trustees for service in 2018 was as follows:

	Annual Retainer		Committee Chair Fees	All Other Compensation	Total
Name(1)	Paid in Cash	Paid in Shares(2)

Jon E. Bortz	$ 76,000	$114,000	$ —	$ —	$190,000

David W. Faeder	$ 76,000	$114,000	$10,000	$ —	$200,000

Elizabeth I. Holland	$ 76,000	$114,000	$ —	$ —	$190,000

Gail P. Steinel	$ 76,000	$114,000	$20,000	$ —	$210,000

Warren M. Thompson	$ 76,000	$114,000	$10,000	$ —	$200,000

Joseph S. Vassalluzzo(3)	$106,000	$159,000	$ —	$8,000	$273,000

Total	$486,000	$729,000	$40,000	$8,000	$1,263,000

(1)	Mark S. Ordan did not become a Trustee until February 1, 2019 and as a result, is not included in this chart.
(2)

Shares were issued on January 2, 2019 with the number of Shares received by each Trustee determined by dividing the amount to be paid in Shares by $118.04, the closing price of our Shares on the NYSE on December 31, 2018, the last business day prior to the date the Shares were issued.

(3)

The amount in the “All Other Compensation” column represents the estimated value of the administrative services. We do not believe there is any incremental cost to us of providing this administrative support.

EXECUTIVE OFFICER AND COMPENSATION INFORMATION

EXECUTIVE OFFICERS

Our named executive officers (“NEOs”) are:

Name	Age	Position

Donald C. Wood	58	President and Chief Executive Officer

Daniel Guglielmone	52	Executive Vice President – Chief Financial Officer and Treasurer

Dawn M. Becker	55	Executive Vice President – General Counsel and Secretary

Donald C. Wood, Information for Mr. Wood is provided above in “Proposal 1 – Election of Trustees.”

Daniel Guglielmone, Executive Vice President – Chief Financial Officer and Treasurer of the Trust (since August 2016) with responsibility for overseeing the Trust’s capital markets, financial reporting, investor relations, corporate communications and East Coast acquisitions; Senior Vice President-Acquisitions & Capital Markets of Vornado Realty Trust (2003 – 2016); Director of the real estate and lodging group in investment banking of Salomon Smith Barney / Citigroup (1993 – 2003) and the retail division of Douglas Elliman Commercial Real Estate (1989 – 1992).

Dawn M. Becker, Executive Vice President – General Counsel and Secretary (since April 2002) with responsibility for overseeing various of the Trust’s corporate functions including the Trust’s Legal, Human Resources and Information Technology Departments; and prior to that time, various officer positions with the Trust, including Executive Vice President – Managing Director Mixed Use Operations (2015 – 2016), Executive Vice President – Chief Operating Officer (2010 – 2015) and Vice President–Real Estate and Finance Counsel (2000 – 2002).

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

You are being asked to approve on an advisory basis the compensation of our NEOs as described in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table, the supplemental tables and the disclosure narratives that follow. This is an opportunity to express your opinion regarding the decisions made by the Compensation Committee on the compensation of our NEOs for 2018; however, it will not affect any compensation already paid or awarded for 2018 and will not be binding on the Compensation Committee, the Board or the Trust. The Board and our Compensation Committee value the opinions of our shareholders and will review the results of this vote and take those results into consideration in addressing future compensation policies and decisions.

As described in more detail below, our compensation packages include base salaries, annual cash incentive compensation, long-term equity incentives and other market appropriate benefits and perquisites. We believe our compensation programs and policies have generally been effective in retaining and motivating our NEOs to achieve superior results for our shareholders but continue to reevaluate those programs in light of changing market conditions. A few highlights of our compensation programs are:

•

A significant portion of our NEOs’ compensation is directly linked to our performance and the creation of long-term shareholder value through long-term incentive awards. The value of these awards is only recognized over a 6-year period that includes a 3-year performance period, an award date, plus a minimum 3-year vesting period after the award date.

•

The compensation of our NEOs is strongly tied to our performance and to the performance of the individual. The annual incentive compensation is only paid if we achieve our annual FFO (see definition below in Compensation Discussion and Analysis) per share objective, as confirmed by our Compensation Committee, and long-term incentives are earned on the basis of our absolute and relative total shareholder returns as well as our return on invested capital.

•	We have an appropriate balance of pay between short-term and long-term objectives.
•	Our NEOs are incentivized to act in the best long-term interests of the Trust through stock ownership guidelines.
•

We have no perquisites for our NEOs that are not widely available to other employees other than as described in the CD&A and the “Potential Payments on Termination of Employment and Change-in Control” section below.

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

The Board recommends that you vote “FOR” this proposal on the compensation of our NEOs for 2018.

The text of the resolution if Proposal 2 is passed is:

RESOLVED, that the shareholders of the Trust hereby approve, on an advisory basis, the compensation of our NEOs as described in the CD&A, the Summary Compensation Table, the supplemental tables and the narrative disclosures accompanying these materials as required by Item 402 of Regulation S-K.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Trust’s compensation programs and compensation decisions for our NEOs for 2018.

2018 Performance Highlights

The Trust’s business plan of delivering long-term sustainable growth through investment in high quality, retail based properties located primarily in major coastal US markets delivered record levels of performance in 2018 including record levels of total revenue, operating income and funds from operations (“FFO”)1 per diluted share. These results were achieved in the face of a changing retail landscape and without impacting the prospects for future growth as the Trust approved moving forward with five new development projects that are expected to result in additional investment of nearly $680 million in the next few years and begin adding to the Trust’s bottom line in 2021 and beyond.

The sustained long-term growth in these and other financial metrics reflects the Trust’s disciplined approach to investing in and operating its assets and provided the foundation for 2018 to have marked the 51st consecutive year that the Trust increased its dividend to common shareholders, a milestone achieved by only 23 other US public companies and by no other real estate investment trust.

The ability to achieve these results in the face of a changing consumer and evolving retail real estate landscape was only possible because of the creation and execution of the long-term business plan developed by our Board of Trustees and management team focused on generating increasing streams of cash flow and the creation of long-term value for our shareholders during all kinds of economic cycles. Some of the key components of that business plan include:

•	Income diversification among retail tenants so that no one retailer accounts for more than approximately 3% of our income in any given year
•	Income diversification through investment in residential and office uses in mixed-use environments that benefit from a strong retail base
•	Investing and reinvesting in those locations where demand for retail exceeds supply
•	Investing in those retailers who are able to adapt to changing trends to give themselves the best chance for long-term success, not those retailers whose business models remain unchanged
•	Managing the balance sheet for the long-term including raising capital opportunistically when market conditions are favorable despite short-term dilution

[1]

FFO is a supplemental non-GAAP financial measure of a real estate company’s operating performance. We follow the definition of FFO provided by the National Association of Real Estate Investment Trusts (“NAREIT”) which is included on Appendix A along with a reconciliation of net income to FFO available for common shareholders.

Corporate Responsibility and Sustainability

The consideration of environmental and social issues in all aspects of our business from developing and operating our properties to the well-being of our employees is a key part of creating long-term value for our shareholders. The success of our properties and our business is inextricably tied to our properties being embraced by the local community as reflecting the values of that community and on our employees having an environment in which they can thrive personally and professionally. Some of our notable achievements in 2018 include:

•

Pike & Rose achieved LEED for Neighborhood Development v2009 Stage 3 Gold certifications – one of only 10 projects to receive such a designation in the United States and one of only 18 projects worldwide. LEED ND designation was developed to inspire and help create better, more sustainable, well connected neighborhoods and to look beyond the scale of buildings and consider the entire community

•	Recognized as a Green Star leader (4 stars) by the Global Real Estate Sustainability Benchmark (3rd consecutive year), ranking first among peer companies in Health and Wellness
•

Named to the 2018 Green Lease Leaders Gold Level by the Institute for Market Transformation and U.S. Department of Energy’s Better Building Alliance for high performance leasing practices that drive shared energy savings and sustainability benefits in buildings

•

Opened the largest roof top urban farm in the Mid-Atlantic area producing approximately 20,000 pounds of produce per year, much of which is sold to residents of the building and neighboring restaurants at the property

•

Received the Alliance for Workplace Excellence Seal of Approval awards for Overall excellence (11th consecutive year), Health and Wellness (11th consecutive year) and Eco Leadership (8th consecutive year)

•

Lowered the environmental impact of our properties by achieving year over year reductions in greenhouse gas emissions of 11.5% (equivalent to removing 601 cars form the road), electrical usage of 11.4% (enough to power 643 homes for one year) and water consumption of 3% (enough to fill 9 Olympic size swimming pools)

•

Invested approximately $30 million in 24 solar voltaic operating systems that today produce enough solar electricity to power nearly 1,300 homes annually and avoid nearly 22 million pounds of CO2 emissions

2018 Compensation Highlights

Some specific decisions and results impacting 2018 compensation for our NEOs include:

•	No base pay increase for any of our NEOs
•	No change in the target compensation levels for any of our NEO’s performance based compensation
•	Payout under our annual bonus plan of 125% of target
•

Payout under our long-term incentive plan at 100% of target based on plan results achieving 90% of target payout and the Compensation Committee exercising the discretion provided under the plan to increase the payout for each of our NEOs to 100%

•	Payment of a supplemental cash bonus to Ms. Becker and Mr. Guglielmone in the amount of $50,000 each

The basic design and performance hurdles under our compensation plans for our NEOs has remained essentially unchanged for 15 years and have been effective during most of that time in tying our NEO compensation to company performance and the creation of shareholder value. However, in three of the past five years, the compensation to our NEOs under our current compensation plans has been flat to declining despite the following notable achievements during that five year period from 2014 through 2018:

•	Average top-line revenue growth of 7.5% per year
•	Average net income per diluted share growth of 5.3% per year
•

Average FFO per diluted share growth of 7.2% per year, with 2018 being the 9th consecutive year of year over year FFO per diluted share growth, the only public shopping center real estate investment trust to achieve that result

•

Average dividend increases to our common shareholders of 5.5% per year, including the notable accomplishment of being the only public real estate company to increase common dividends every year for more than 50 years

•	Stabilized more than $950 million in new capital investment that is generating more than $65 million of real estate value for the Trust after capital
•	Beginning new projects with total projected investment in excess of $1.5 billion that are projected to generate more than $95 million of real estate value after capital over the next 5-7 years

Despite continuing to deliver record levels of operating results while also investing smartly in ways that promote the long-term future cash flow growth that serves as the foundation of the Trust’s business plan, our CEO’s compensation for 2018 was essentially flat to 2017 and down 19% and 23% from 2016 and 2015, respectively. We also saw during 2018 two of the Trust’s most senior employees, each of whom had been with the company for more than 18 years, accept positions with another public shopping center REIT and receive pay packages with significantly higher overall compensation and significantly higher fixed portions of compensation than they had at the Trust. Given the evidenced increased competition for the Trust’s talent as well as overall NEO compensation levels that have been flat to declining despite exceptional company performance, the Board and the Compensation Committee have determined the need to evaluate our compensation programs during 2019 to determine whether they remain effective in retaining and rewarding our NEOs and others throughout the Trust or whether new programs or modifications are needed. To bridge the time until a review of the compensation programs can be completed and to reward our NEOs for delivering yet another year of record results in 2018, the Committee has elected to exercise its discretion permitted under the LTIAP to increase the awards for each of our NEO’s to target levels (an increase of approximately 11% for Mr. Wood and Ms. Becker and of 18% for Mr. Guglielmone for total additional awards of $695,000) and to award Ms. Becker and Mr. Guglielmone a supplemental cash bonus of $50,000 each.

2018 Compensation and Compensation Components

We provide our NEOs with three primary components of compensation, each of which serves a unique purpose in compensating and rewarding our NEOs and creates alignment between our NEOs and our shareholders. Those primary compensation elements include base salary, annual cash bonus and long-term equity incentives.

Type and Form of Pay		Objectives

Compensates executives for carrying out the duties of the job
Fixed	Base Salary	Recognizes individual experience, skills and performance
Provides value to attract and retain talented executives

At Risk Pay Tied to Performance		Incentivizes accomplishment of annual business objectives
	Annual Bonus	Aligns interests of executives with our shareholders
Provides value to attract and retain talented executives

Incentivizes accomplishment of long-term business objectives critical to delivering shareholder value
	Long-Term Equity Incentive	Aligns interests of executives with our shareholders
Promotes executives’ ownership in the company
Provides value to attract and retain talented executives

We also provide various health and welfare related benefits to our NEOs that are the same as provided to all of our employees. These benefits are competitive with those offered by companies with whom we compete for talent and provide another tool that allows us to attract and retain talented executives.

Annual Compensation

Annual compensation for our NEOs is paid in both cash and restricted stock with a significant portion at risk and contingent on achieving either annual or longer term performance goals. The total potential compensation for our named executive officers is established based on the scope of his/her individual responsibilities and contributions to our performance taking into account competitive market compensation paid for similar positions. Our Compensation Committee determines appropriate levels of total compensation for our NEOs by applying their individual understanding, experiences and judgments in the national marketplace of senior level real estate positions and related industry pay in both public and private companies that may compete for our executives while also considering the relative importance of various positions at the Trust given our business plan and organization compared with the business plans of our major competitors. The Compensation Committee also consults compensation surveys prepared for the National Association of Real Estate Investment Trusts (“NAREIT Surveys”) to confirm its assessment of appropriate market compensation for our NEOs, reviewing the information reported for each position by the 121 real estate investment trusts (“REITs”) that participated in the latest survey as well as by the approximately 25 retail focused REITs that participated in that survey. An individual compensation package is then created for each NEO using a combination of base salary, annual cash bonus and long-term equity incentives to provide the appropriate level of potential total annual compensation and the right balance of fixed versus at-risk compensation. For our CEO, approximately 88% of his total compensation earned for 2018 was “at-risk” and earned based on the level of attainment of our performance goals. Approximately 70% of the total compensation earned for 2018 by our NEOs other than the CEO was at risk.

2018 CEO Compensation Mix	2018 Other NEO Compensation Mix

Fixed Compensation – Base Salary

Base salary is the only fixed component of the compensation paid to our NEOs annually. Because base salaries are just one component of total pay, we do not target base salaries to any specific level but do confirm that the base salaries for our NEOs are within market parameters using the NAREIT Survey and market knowledge. All base salary decisions for our NEOs are made at the first Compensation Committee meeting of the year and take effect on January 1 of that year. In 2018, none of our NEOs received an increase in base salary.

At Risk Compensation

A significant portion of the compensation of our NEOs is provided under our Annual Bonus Plan and Long-Term Incentive Award Plan both of which are “at risk” forms of compensation where the amount ultimately earned and paid is dependent on whether the company achieves short-term and longer-term performance objectives set by the Compensation Committee. The performance metrics and target pay for each of these plans is set forth below:

Incentive Pay Element	Performance Metric	Achievement Hurdles

Annual Bonus (annual cash incentive)		75% Payout:	$6.06 FFO/share
	FFO Per Share	100% Payout:	$6.14 FFO/share
		125% Payout:	$6.22 FFO/share

Long-Term Incentive Plan (long-term restricted shares)	3 Year TSR Relative to BBRESHOP (accounts for 50% of the total award)	Threshold:	40th Percentile
		Target:	60th Percentile
		Stretch:	80th Percentile

	3 Year Absolute TSR (annualized) (accounts for 25% of the total award)	Threshold:	8% annualized return
		Target:	10% annualized return
		Stretch:	12% annualized return

	3 Year Return on Invested Capital (accounts for 25% of the total award)	Threshold:	7.50% return
		Target:	7.75% return
		Stretch:	8.00% return

Annual Bonus Plan

The Annual Bonus Plan is an annual cash incentive program with payment under the plan contingent on the Trust’s achieving FFO per diluted share within a range set by the Compensation Committee for that year. The Compensation Committee sets that range to reflect acceptable to exceptional performance in light of our business objectives for the year after a thorough review and discussion of our budget and investor expectations for the year. The Compensation Committee believes that FFO per diluted share is the appropriate measure to use for an annual program because it reflects the impacts of operational decisions, capital allocation decisions and balance sheet management for that year. Target bonus payouts for our NEOs are set as a percentage of the NEO’s base salary with the target at 150% of base salary for our CEO and at 75% of base salary for our other NEOs. Our NEOs can earn between 75% to 125% of their annual bonus target depending on where actual FFO per diluted share for the year falls within the range set by the Compensation Committee. The bonus targets for our NEOs as a percentage of base salary were not changed in 2018. The Compensation Committee then determines the final payout to each NEO after evaluating his/her individual performance. The 2018 Annual Bonus calculation for each of our NEOs is set forth below.

Annual Bonus Plan	NEO Bonus targets Determined	FFO/share Range Established	Final Payout Calculated

	Wood = 150% of base	125% Payout: $6.22 FFO/sh
2018 Plan	Becker = 75% of base	100% Payout: $6.14 FFO/sh	Final Payout to each NEO
	Guglielmone = 75% of base	75% Payout: $6.06 FFO/sh

	Wood = $1,425,000		Wood = $1,781,250
Final Calculation	Becker = $337,500	125% payout: $6.23 FFO/share	Becker = $421,875
	Guglielmone = $356,250		Guglielmone = $445,313

In 2018, we reported FFO per diluted share of $6.23 which resulted in the bonus pool being funded at 125% of target. Based on their individual contributions to the Trust in 2018, the Compensation Committee awarded each of our NEOs the full annual bonus for which he/she was eligible.

The Annual Bonus plan for our NEOs is the same bonus plan that covers 95% of our employees. Approximately, 30% of our employees who participant in the Annual Bonus plan, including our NEOs, have the option to receive up to 25% of the final bonus payout in the form of Shares that vest equally over three years with accelerated vesting on death, disability, change in control and termination without cause. In consideration of the extended payment period for this portion of the bonus already earned, the employee receives Shares valued at 120% of the portion of the Annual Bonus he/she elected to receive in Shares. For 2018, Mr. Wood and Ms. Becker each elected to receive 25% of the bonus in Shares and Mr. Guglielmone elected to receive all of his annual bonus in cash. The cash portion of the 2018 annual bonuses is reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table in this proxy statement. The portion of the Annual Bonus paid in Shares will be included in the “Stock Awards” column in the Summary Compensation Table and the Grants of Plan-Based Awards Table in next year’s proxy statement.

Long-Term Incentive Award Program

The largest portion of compensation for our NEOs comes from our equity based Long-Term Incentive Award Program. This program aligns the interests of our NEOs with shareholders by incentivizing our NEOs to identify and accomplish longer-term business objectives that generate value through stock price appreciation and dividend growth over a minimum 6-year time horizon comprised of a 3-year performance period followed by a minimum of a 3-year vesting period for shares and a 5-year vesting period for options.

Awards under this program are made in the form of restricted shares with time based vesting over a three year period; however, each NEO can elect to take up to 50% of his/her award in the form of options which vest over five years. The Compensation Committee believes that allowing NEOs to choose to receive a portion of his/her award in the form of options provides value to the NEO that outweighs any diminution in retention value from the granting of options in lieu of Shares. Each of our NEOs chose to receive the full value of his/her 2018 LTIAP award in Shares. Dividends are paid on all Shares issued under the LTIAP.

The amount of LTIAP awards is determined based on how well the Trust performs on three performance metrics:

(a)        Total shareholder return relative to the Bloomberg REIT Shopping Center index (“BBRESHOP”). Performance on this metric accounts for 50% of the total LTIAP award. The relative shareholder return metric reflects how well we have performed for our shareholders as compared to other companies facing the same general market dynamics. The Compensation Committee determined that the BBRESHOP is the best index to use given that it is an industry index made up of primarily companies that own and operate open are shopping centers whose businesses are most closely aligned with ours. Total shareholder return takes into account both stock price appreciation and dividends assuming all dividends are reinvested.

(b)        Absolute total shareholder return. Performance on this metric accounts for 25% of the total LTIAP award and reflects whether we have actually created value and delivered acceptable returns to our shareholders over the 3-year performance period. Total shareholder return takes into account both stock price appreciation and dividends assuming all dividends are reinvested.

(c)        Return on invested capital. Performance on this metric accounts for 25% of the total LTIAP award. Return on invested capital reflects how effectively we have allocated our shareholders’ capital during that time and incentivizes our executives to make sound, long-term investment decisions that will generate strong future returns to our shareholders.

The target levels of payout for each of our NEOs in 2018 remained unchanged from prior years with Mr. Wood’s target award at $5 million and the target awards for Mr. Guglielmone and Ms. Becker at $900,000 and $600,000, respectively. For Mr. Wood and Ms. Becker, achieving performance at the threshold level of performance entitles him/her to an award equal to 50% of target while performance at stretch entitles him/her to an award at 150% of target. For Mr. Guglielmone, those levels of performance entitle him to an award equal to 67% of target for threshold level performance and 133% of target for stretch level performance. Payout levels are interpolated for results falling between threshold, target and stretch.

The performance hurdles to be achieved in order for our NEOs to earn compensation under this program based on relative and absolute total return to shareholders have been unchanged since the program was put into place in 2003. The return on invested capital hurdle levels are reset each year to adjust for the impact of acquisitions and other investments made during the previous year.

The levels of performance and target payout percentages for the LTIAP awards for each of our NEOs and the performance actually achieved on each metric for the three year period from January 1, 2016 through December 31, 2018 are set forth in the chart below:

LTIAP Performance Period 2016-2018 Relative Total Return (50%) Percentile 100th 80th 60th 40th Below 40th Payout as % of Target 150% 100% 50% 0% CEO/GC 133% 100% 67% 0% CFO Actual 62nd Absolute Total Return (25%) Return 12% 10% 8% Below 8% Payout as % of Target 150% 100% 50% 0% CEO/GC 133% 100% 67% 0% CFO Actual < 0% Return on Invested Capital (25%) Return 8.00% 7.75% 7.50% Below 7.50% Payout as % of Target 150% 100% 50% 0% CEO/GC 133% 100% 67% 0% CFO Actual 8.09%

Based on the results achieved, the LTIAP awards for Mr. Wood (CEO) and Ms. Becker (GC) would be paid at 90% of target and the award for Mr. Guglielmone (CFO) would be paid at 85% of his target award. The Compensation Committee has the discretion to increase or decrease the award for each executive by up to 20% to in order to account for personal performance and, as described above, elected to exercise the discretion granted under the program to increase the awards for each of our NEOs to a payout at 100% of target. The Committee last exercised its discretion in 2016 when it reduced Mr. Wood’s award. The number of Shares actually awarded to each of our NEOs under the LTIAP is determined by dividing the amount of the award by the closing price of our stock on the NYSE on the date the awards are made. There is no amount included for 2018 in the Summary Compensation Table or Grants of Plan-Based Awards Table in this proxy statement for LTIAP awards earned for the 2016-2018 performance period. The LTIAP awards reflected for 2018 in the Summary Compensation Table and the Grants of Plan-Based Awards Table for our named executive officers in this proxy statement relate to awards made in February 2018 for the 3-year performance period ending December 31, 2017.

2018 Total Compensation:

The following chart sets out the compensation earned by each of our named executive officers for 2018 based on company and individual performance for the 1 and 3-year periods ending December 31, 2018:

Compensation Component	Donald C. Wood	Daniel Guglielmone	Dawn M. Becker

Base Salary	$950,000	$475,000	$450,000

Target Bonus	150% of base	75% of base	75% of base

Actual 2018 Bonus	$1,781,250	$445,313	$421,875

LTIAP

Threshold	$2,500,000	$600,000	$300,000

Target	$5,000,000	$900,000	$600,000

Stretch	$7,500,000	$1,200,000	$900,000

Calculated 2018 LTIAP	$4,500,000	$765,000	$540,000

Actual 2018 LTIAP	$5,000,000	$900,000	$600,000

Supplemental Cash Bonus	$0	$50,000	$50,000

Total 2018 Comp	$7,731,250	$1,870,313	$1,521,875

The amounts set forth above for the annual performance bonus and performance based, long-term equity program differ from the amounts shown for 2018 in the Summary Compensation Table because the chart above reflects the amount earned for the year while the Summary Compensation Table reflects these amounts in the year in which they are paid regardless of the time period during which those amounts were earned. We believe the chart above is helpful because it allows the actual compensation earned for 2018 to be understood in the context of the Trust’s financial and other performance for the performance periods ending in 2018.

Other Benefits

We provide other health and welfare benefits to our NEOs on the same basis as we provide those benefits to all employees. In addition to those benefits, we provide to Mr. Wood, his spouse and his dependents continuation of health coverage after Mr. Wood’s termination upon death, disability, retirement, change in control or otherwise (other than a termination with cause or resignation). This coverage will continue as to Mr. Wood and his spouse until their death, or with respect to his spouse until divorce, if earlier, and coverage continues for three of Mr. Wood’s children until each reaches age twenty-five and as to one of the children, until her death. We are required to provide coverage of at least the same level as provided to Mr. Wood and his family at the time of his termination and such coverage will be secondary to certain other coverages that may be available to Mr.  Wood and his family. This agreement has been in place and remained unchanged since 2008.

Other Compensation Considerations

Equity Ownership: Each of our NEOs is required to maintain a level of ownership of equity in the company equal to a multiple of the sum of his or her base salary and annual bonus. The required multiples for our named executive officers are 3 times for Mr. Wood and 2.5 times for each of Mr. Guglielmone and Ms. Becker. Each of our NEOs was in compliance with the equity ownership requirement as of December 31, 2018.

Risk Assessment: As described in the “Risk Management Oversight” section, we have concluded that our compensation programs do not encourage excessive or unnecessary risk taking. During 2018, we adopted a clawback policy allowing the Trust to recoup compensation paid to our NEOs on the basis of incorrect financial statements where that NEO engaged in fraud or grossly negligent misconduct.

Timing of Equity Grants: Equity awards to our employees under our Annual Bonus Plan and LTIAP described above are made at the Compensation Committee’s meeting that occurs in February of each calendar year. Based on our meeting schedule the past several years, these awards are made before we release financial results for the prior fiscal year. We have no policy that times the granting of equity awards relative to the release of material non-public information. Equity awards to new hires are generally made on the first day on which the employee starts work and equity awards to employees who are promoted generally are made on the day on which the promotion has been fully approved. All of our options are awarded at the closing price of our Shares on the NYSE on the date the award is made. The Compensation Committee has never re-priced options, granted options with an exercise price that is less than the closing price on the NYSE on the date of the grant, or granted options which are priced on a date other than the grant date. Equity awards for Vice Presidents and above for the 3-year performance period ending on December 31, 2018 were made at the Compensation Committee’s meeting on February 5, 2019 based on the closing price of our Shares on the NYSE on that date.

Termination and Change-in-Control Arrangements: We have agreements in place with each of our named executive officers providing for various payments and benefits to be made to them if there is a change in control or their employment with us is terminated for certain reasons. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail in the “Potential Payments on Termination of Employment and Change-in-Control” section below. We believe that the payments provided for in these agreements are reasonable and appropriate as part of the total compensation packages available for our named executive officers.

Deductibility of Executive Compensation in Excess of $1.0 Million: For tax years ending on or prior to December 31, 2017, Section 162(m) of the Internal Revenue Code generally prohibited any publicly held corporation from taking a federal income tax deduction for compensation in excess of $1 million in any taxable year paid to an executive officer who is named in the Summary Compensation Table. An exception was made for qualified performance-based compensation, among other things. Although the Compensation Committee considered the impact of Section 162(m) in structuring compensation programs, the Committee’s primary focus was on creating programs that addressed the needs and objectives of the company regardless of the impact of Section 162(m). As a result, the Compensation Committee made awards and structured programs that were non-deductible under Section 162(m).

The Tax Cuts and Jobs Act of 2017 modified Section 162(m) to, among other things, modify who is subject to the $1 million deduction limit and to eliminate the exception for performance based pay from the $1 million deduction limit starting with tax years ending after December 31, 2017. We do not anticipate these changes to Section 162(m) to have a material impact on us. We do not anticipate anyone other than our three NEOs being subject to the $1 million deduction limit and we anticipate our taxable income to only increase modestly on an annual basis as a result of the loss of the performance based compensation deduction. To maintain our status as a real estate investment trust, we are required to distribute at least 90% of our taxable income to our shareholders in the form of dividends. The modest increase in taxable income resulting from the change in Section 162(m) will be taken into account as our Board determines the amount of dividend to be paid to our shareholders in tax years ending after December 31, 2017.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement.

Submitted by:

David W. Faeder, Chairman

Elizabeth I. Holland

Gail P. Steinel

Joseph S. Vassalluzzo

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our NEOs for the fiscal years ended December 31, 2018, 2017 and 2016, in accordance with current SEC rules. The Summary Compensation Table below does not include the value of the Shares issued to our NEOs on February 5, 2019 for the performance period ending December 31, 2018. The value of those Shares will appear in next year’s proxy statement in the Grants of Plan-Based Awards Table as well as the “Stock Awards” column of the Summary Compensation Table.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total

Donald C. Wood, President and Chief Executive Officer (PEO)	2018	$950,000	$—	$5,160,832	$1,335,938	$17,412	$7,464,182
	2017	$950,000	$—	$6,927,569	$1,183,213	$17,000	$9,077,782
	2016	$950,000	$—	$7,462,223	$1,068,750	$15,767	$9,496,740

Daniel Guglielmone, Executive Vice President-Chief Financial Officer and Treasurer (PFO)	2018	$475,000	$300,000	$ 787,508	$ 445,313	$ 9,592	$2,017,413
	2017	$475,000	$250,000	$ 899,958	$ 394,404	$38,701	$2,058,064
	2016	$164,423	$—	$1,500,080	$ 337,500	$20,802	$2,022,805

Dawn M. Becker, Executive Vice President-General Counsel and Secretary	2018	$450,000	$50,000	$ 562,490	$ 316,406	$12,406	$1,391,302
	2017	$450,000	$—	$ 979,017	$ 373,646	$11,073	$1,813,737
	2016	$450,000	$—	$ 798,719	$ 253,125	$10,307	$1,512,151

(1)	Amounts shown in the Salary column include all amounts deferred at the election of the NEOs into our non-qualified deferred compensation plan.
(2)

Mr. Guglielmone and Ms. Becker each received a $50,000 cash supplemental bonus for 2018. In each of 2017 and 2018, Mr. Guglielmone received a $250,000 cash bonus that was agreed to as part of Mr. Guglielmone’s initial hiring compensation package.

(3)

Amounts shown in the Stock Awards column reflect the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718 that were made in the fiscal years ended December 31, 2018, 2017 and 2016. For a discussion of the valuation of these awards, please refer to Note 12 in the notes to our consolidated financial statements in our Annual Report on Form 10-K filed on February 13, 2019.

(4)

Amounts shown in this column represent only the cash portion paid under our Annual Bonus Plan and include amounts deferred by our NEOs into our non-qualified deferred compensation plan. Mr. Wood received 75% of his Annual Bonus in cash for each of 2018, 2017 and 2016. Ms. Becker received 75% of her bonus in cash for 2018 and 2016 and 100% of her bonus in cash for 2017. Mr. Guglielmone received 100% of his Annual Bonus in cash for 2018, 2017 and 2016. The remaining amounts earned under the Annual Bonus Plan in 2018, 2017 and 2016 were paid in Shares in an amount equal to 120% of the cash value in consideration of a 3-year vesting schedule.

(5)

The amounts shown in this column for the last fiscal year include: (a) payments for group term life insurance, long-term disability insurance and supplement life insurance of $10,537 for Mr. Wood, $2,717 for Mr. Guglielmone and $5,531 for Ms. Becker; and (b) contributions to our 401(k) plan of $6,875 for each of our NEOs.

GRANTS OF PLAN-BASED AWARDS TABLE

The following Share awards were made in 2018, all of which were earned based on the 1-year or 3-year performance period ending December 31, 2017. Awards made in 2019 to the NEOs under our Annual Bonus Plan and long-term incentive plan for the 1-year and 3-year performance periods ending December 31, 2018 will be reported in the Grants of Plan-Based Awards Table in next year’s proxy statement.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value(4)

Donald C. Wood	2/7/2018(1)	4,251	$ 473,306

	2/7/2018(2)	42,101	$4,687,525

Daniel Guglielmone	2/7/2018(2)	7,073	$ 787,508

Dawn M. Becker	2/7/2018(2)	5,052	$ 562,490

(1)	Issued under our Annual Bonus Plan. These Shares vest equally over 3 years.
(2)	Issued under our LTIAP. These Shares vest equally over 3 years.
(3)	Dividends are paid on all Shares issued at the same rate and time as paid to all other holders of our Shares as declared by our Board from time to time.
(4)

Represents the grant date fair value of Share awards as computed in accordance with FASB ASC Topic 718. The grant date fair value for these Share awards was based on the closing price of the Trust’s Shares on the grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information about outstanding equity awards held on December 31, 2018 by our NEOs:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(6)
Donald C. Wood	4,251	(1)	$501,788
	42,101	(1)	$4,969,602
	2,041	(2)	$240,920
	31,023	(2)	$3,661,955
	1,011	(3)	$119,338
	15,317	(3)	$1,808,019
Daniel Guglielmone	7,073	(1)	$834,897
	4,295	(2)	$506,982
	1,044	(4)	$123,234
	4,476	(5)	$528,347
Dawn M. Becker	5,052	(1)	$596,338
	483	(2)	$57,013
	4,189	(2)	$494,470
	1,748	(3)	$206,334

(1)	One-third of these Shares vested on February 12, 2019 and the remaining Shares will vest on February 12, 2020 and 2021.
(2)	One-half of these Shares vested on February 12, 2019 and the remaining Shares will vest on February 12, 2020.
(3)	These shares vested on February 12, 2019.
(4)	One-half of these Shares vested on August 15, 2018 and the remaining Shares will vest on August 15, 2019.
(5)	One-sixth of these Shares vested on August 15, 2018 and the remaining Shares will vest equally on August 15 of each of 2019 through 2023.
(6)	The market value of outstanding unvested Shares is based on $118.04, the closing price of our Shares on the NYSE on December 31, 2018.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table includes certain information with respect to options exercised in 2018 by each of our NEOs and Shares that vested during 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Donald C. Wood	104,788	$8,101,187	40,970	$4,516,533
Daniel Guglielmone	0	$—	4,088	$482,031
Dawn M. Becker	0	$—	5,409	$596,288

(1)	The value realized is based on the difference between the price at which the Shares were sold and the exercise price of the option.
(2)	The value realized is based on the closing price of a Share on the date of the Share vesting.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

We maintain a non-qualified deferred compensation plan that is open to participation by 39 members of our management team, including our NEOs. Each participant can elect to defer up to 100% of his or her base salary and cash payment under our Annual Bonus Plan with deferral elections made in December of each year for amounts to be earned in the following year. A number of widely available investment options are made available to each plan participant who then decides how to allocate amounts deferred among those investment options. The amount earned by plan participants on their deferrals is calculated by our third party plan administrator as if the amounts deferred had actually been invested in the investment options selected by each participant. We do not make any contributions to the deferred compensation plan for any individual nor do we guaranty any rate of return on amounts deferred. Amounts deferred into the plan, including amounts earned on the deferrals, are generally payable to the participant shortly after he or she retires or is otherwise no longer employed by us; however, there are a few other alternatives where amounts may be paid to a participant sooner. The amounts deferred by Ms. Becker and Mr. Wood into the plan in 2018, the earnings on plan investments in 2018 and aggregate withdrawals and distributions made in 2018 are described below. Mr. Guglielmone does not participate in our deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year-End
Donald C. Wood	$250,000	$—	$(507,591)	$—	$5,703,564
Dawn M. Becker	$ 45,000	$—	$(125,894)	$—	$1,449,962

(1)	All amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2018.

POTENTIAL PAYMENTS ON TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL

We have entered into severance agreements with each of our NEOs that require us to make certain payments and provide certain benefits to them in the event of a termination of employment or change in control of the Trust. Regardless of the reason for an NEO’s termination of employment, he or she will be entitled to receive upon termination all accrued but unused vacation pay and a distribution of any amounts in our non-qualified deferred compensation plan as described in the “2018 Non-Qualified Deferred Compensation” section above. No NEO is entitled to receive a new award under the Annual Bonus Plan or the LTIAP for the year in which the termination occurs. The agreements with each of our NEOs contain provisions restricting the executive from engaging in competing behavior and soliciting and/or hiring our employees for a period of time after termination. The payments that will be made to a NEO on termination vary depending on the reason for termination and may be conditioned on the signing of a release in favor of the Trust.

The amount of compensation payable to each of our NEOs under various termination scenarios is reflected below assuming that the separation of service was effective on December 31, 2018:

	Cash Payment(1)	Medical Benefits(2)	Accelerated Equity(3)	Other Benefits(4)	Excise Tax Gross-Up	Total

Donald C. Wood

Death	$ —	$1,688,000	$11,301,622	$ —	N/A	$12,989,622

Disability	$1,286,525	$2,211,223	$11,301,622	$ —	N/A	$14,799,370

TWOC	$4,096,875	$2,243,667	$11,301,622	$ 60,250	N/A	$17,702,414

Termination for Cause	$ 475,000	$ 21,111	$ —	$ —	N/A	$ 496,111

CIC(5)	$8,193,750	$2,338,669	$11,301,622	$167,165	$—	$22,001,206

Daniel Guglielmone

Death	$ —	$ —	$ 1,993,460	$ —	N/A	$1,993,460

Disability	$ 390,384	$ 34,403	$ 1,993,460	$ —	N/A	$2,418,247

TWOC	$ 920,313	$ 34,403	$ 1,993,460	$ 60,250	N/A	$3,008,426

Termination for Cause	$ —	$ —	$ —	$ —	N/A	$ —

CIC(5)	$1,840,625	$ 68,806	$ 1,993,460	$ 90,375	N/A	$3,993,266

Dawn M. Becker

Death	$ —	$ —	$ 1,354,155	$ —	N/A	$1,354,155

Disability	$ 324,976	$ 14,321	$ 1,354,155	$ —	N/A	$1,693,452

TWOC	$ 871,875	$ 10,741	$ 1,354,155	$ 60,250	N/A	$2,297,021

Termination for Cause	$ 225,000	$ 7,160	$ —	$ —	N/A	$ 232,160

CIC(5)	$1,743,750	$ 28,642	$ 1,354,155	$ 90,375	$—	$3,216,922

(1)

For disability, payments are for 1 year in an amount equal to the difference between then current salary and the amount of any payments received under any disability policy we maintained plus a tax gross-up on non-tax exempt payments. The estimated tax gross-ups included in these amounts are $564,525 for Mr. Wood, $143,384 for Mr. Guglielmone and $102,976 for Ms. Becker. For termination without cause (“TWOC”), payments are 1.5 times the highest annual base salary and annual bonus paid during the prior 3-year period for Mr. Wood and 1.0 times that amount for Mr. Guglielmone and Ms. Becker. For termination for cause, the payments equal 1 month of base salary for each year of employment greater than 5 years, capped at a total of 6 months. For change in control (“CIC”), the payments equal 3.0 times the highest annual base salary and annual bonus paid during the prior 3-year period for Mr. Wood and 2.0 times that amount for Mr. Guglielmone and Ms. Becker.

(2)

Amounts in this column represent our estimate of the COBRA equivalent to provide the same benefits as being provided to each NEO at December 31, 2018 for a period of: (a) 1 year in the event of disability for each of our NEOs; (b) 6 months for Mr. Wood and Ms. Becker on a termination with cause; (c) 9 months for Mr. Wood and Ms. Becker and 12 months for Mr. Guglielmone on a TWOC; and (d) 3 years for Mr. Wood and 2 years for Mr. Guglielmone and Ms. Becker on a CIC. These estimates were determined by us with input from our health insurance broker and health coverage insurer to confirm that our estimate was consistent with the market cost of providing a stand-alone health insurance program with similar coverage. Because our health insurance program includes a self-insured retention, we use the COBRA equivalent as a reasonable estimate of the potential costs for these benefits. For Mr. Wood, this column also includes the following estimated costs (calculated in accordance with Generally Accepted Accounting Principles) pursuant to the Health Continuation Coverage Agreement with Mr. Wood: $1,688,000 in the event of death; $2,169,000 in the event of disability; and $2,212,000 in the event of termination without cause and change in control.

(3)

All unvested Shares and options held by our NEOs will vest in the event of death, disability, TWOC or CIC. Amounts in this column were calculated by multiplying the number of unvested Shares and options that vest on the occurrence of the specified event as of December 31, 2018 by the value for each Share and option determined in accordance with the FASB ASC Topic 718.

(4)

Amounts in this column are estimated costs for the following: (a) a full-time administrative assistant and outplacement assistance for a period of 6 months in the event of a TWOC for each of our NEOs and for a period of 12 months for Mr. Wood and 9 months for Mr. Guglielmone and Ms. Becker in the event of a CIC; and (b) use of a company vehicle for three years for Mr. Wood in the event of a CIC should he choose to use that benefit.

(5)

Under our 2010 Performance Incentive Plan (“2010 Plan”), a CIC is deemed to have occurred when a person acquires a 20% interest in us, or our current Trustees, or those subsequently approved by our current Trustees, constitute less than 2/3 of our Board. Upon a CIC, each NEO is entitled to receive payments and benefits so long as he or she (a) is terminated from employment by the Trust other than for cause or leaves for good reason within 2 years after the change of control or (b) as to Mr. Wood and Ms. Becker only, he or she voluntarily leaves employment within the 30 day window following the 1-year anniversary of the CIC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Mr. Faeder, Ms. Holland, Ms. Steinel and Mr. Vassalluzzo. There are no Compensation Committee interlocks and no member of the Compensation Committee serves, or has in the past served, as an employee or officer of the Trust.

CEO PAY RATIO

Our compensation and benefit programs are substantially similar throughout the company and are designed to reward all employees who contribute to our success with a total compensation package that is competitive in the marketplace for each employee’s position and performance. We are required to calculate and disclose the compensation of our median paid employee as well as the ratio of the total compensation of our median paid employee to the compensation paid to our CEO annually. Although not required to do so, we re-assessed the determination of our median employee as of December 31, 2018. We made that determination using the same approach as was used in 2017 which was based on our total employee population as of December 31, 2018, excluding our CEO, which included 304 full-time and part-time employees ranging from executive vice presidents to landscapers and maintenance technicians. For the determination, we used annual base pay plus annual bonus at target levels plus overtime actually paid, the combination of which we believe most closely approximates the total annual direct compensation of our employees. For purposes of the calculation, base pay was annualized for the 25 employees who started with us in 2018. No other adjustments were made. This determination resulted in identifying the same median employee as we used in 2017.

The actual total annual compensation of our Chief Executive Officer and median paid employee for 2018 was calculated in accordance with the requirements of the Summary Compensation Table included in this proxy statement. Based on this methodology, we have determined that the total annual compensation paid to our Chief Executive Officer in 2018 was $7,464,182 and the total annual compensation paid to our median paid employee in 2018 was $108,562 resulting in a ratio of 69:1.

We calculated our pay ratio in accordance with SEC rules; however, those rules allow companies discretion in methodologies used to identify the median paid employee and the compensation used to determine the median paid employee. As a result, this ratio is unique to our company. Other companies may make their determinations differently so that the ratio may not be comparable across companies. We believe our ratio is a reasonable estimate. Our ratio is very heavily influenced by what employees/services we choose to provide through employees as opposed to through third parties who are not taken into account in the calculation of the pay ratio.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2018 regarding our 2010 Plan, the only equity compensation plan we have in place, which was approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (Column A)	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance (excluding securities reflected in Column A)

Equity compensation plans approved by security holders	682	$152.34	1,501,105

Equity compensation plans not approved by security holders	—	—	—

Total	682	$152.34	1,501,105

AUDIT INFORMATION

PROPOSAL 3 – NON-BINDING RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders are being asked to ratify in a non-binding vote the selection of Grant Thornton, LLP (“GT”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019. Although shareholder ratification of GT is not required by our governance documents, the Board is submitting the selection of GT to shareholders to solicit shareholder views on our selection of GT as our independent registered public accounting firm. GT has served in this role since 2002 and the Board believes it is in the best interests of the Trust and our shareholders for GT to continue in this role. If the selection of GT is not ratified, the Audit Committee may (but will not be required to) reconsider whether to retain GT. Even if the selection of GT is ratified, the Audit Committee may change the appointment of GT at any time if it determines such a change would be in the best interests of the Trust and our shareholders.

A representative of GT will be present at the Annual Meeting and will have the opportunity to answer appropriate questions from shareholders.

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve this proposal. An “abstention” or “broker non-vote” will have no effect on the outcome of the vote for this proposal.

The Board recommends that you vote “FOR” the non-binding ratification of the appointment of GT as our independent registered public accounting firm for 2019.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Trust specifically incorporates this Report by reference therein.

The Audit Committee is made up entirely of trustees who meet all independence requirements under the SEC and NYSE and have the requisite financial competence to serve on the Audit Committee. The Audit Committee meets at least quarterly and operates pursuant to a written charter that is reviewed at least every three years. That charter can be accessed under the Investors section of our website at www.federalrealty.com. In 2018, the Audit Committee met four times and each meeting included an executive session with the Trust’s independent registered public accounting firm and no members of management present.

The Audit Committee is directly responsible for the appointment, retention and oversight of GT, the independent registered public accounting firm retained to audit the Trust’s financial statements, and also oversees management, including its internal audit firm, in their performance of its financial functions. Specifically, management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”) and for reporting on internal control over financial reporting. Management uses Pricewaterhouse Coopers, LLC (“PwC”) to provide its internal audit function, including oversight of the ongoing testing of the effectiveness of our internal controls. GT is responsible for auditing the consolidated financial statements of the Trust and expressing an opinion on the financial statements and the effectiveness of internal control over financial reporting.

During 2018, as part of its oversight function, the Audit Committee:

➢	Reviewed and discussed with management and GT, individually and collectively, all annual and quarterly financial statements and operating results prior to their issuance;
➢	Discussed with GT matters required to be discussed pursuant to applicable audit standards, including the reasonableness of judgments and the clarity and completeness of financial disclosures;
➢	Reviewed and discussed with GT and PwC, individually and collectively, the ongoing assessment and testing of the Trust’s systems of internal controls and procedures;
➢

Discussed with GT matters relating to GT’s independence from the Trust and received written confirmation from GT that GT is not aware of any relationships that, in their professional judgment may impair their independence; and

➢	Monitored the non-audit services provided by GT to ensure that performance of such services did not adversely impact GT’s independence.

Based on the Audit Committee’s reviews and discussions with GT, PwC and management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for filing with the SEC.

Submitted by the Audit Committee:

Gail P. Steinel, Chairperson

Jon E. Bortz

David W. Faeder

Warren M. Thompson

INDEPENDENT AUDITOR’S FEES

The following table sets forth the fees for services rendered by GT for the years ended December 31, 2018 and 2017:

	2018	2017

Audit Fees(1)	$740,426	$906,750

Audit-Related Fees(2)	$134,925	$133,875

Tax Fees(3)	$246,660	$239,980

All Other Fees	$—	$—

Total Fees	$1,122,011	$1,280,605

(1)

Audit fees include all fees and expenses for services in connection with: (a) the audit of our financial statements included in our annual reports on Form 10-K; (b) Sarbanes-Oxley Section 404 relating to our annual audit; (c) the review of the financial statements included in our quarterly reports on Form 10-Q; and (d) consents and comfort letters issued in connection with debt offerings and common share offerings.

(2)	Audit-related fees primarily include the audit of our employee benefit plan, which are paid by the plan and not the Trust, and certain property level audits.
(3)

$239,285 and $233,400 of the amounts shown for 2018 and 2017, respectively, relate solely to tax compliance and preparation, including the preparation of original and amended tax returns and refund claims and tax payment planning.

PROCEDURES FOR AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES

As required by its charter, the Audit Committee is responsible for reviewing and approving in advance all audit and permissible non-audit services to be provided by GT to the Trust. The Audit Committee approves such services only after concluding that the provision of these services would not affect the independence of GT. The Audit Committee approved all audit services provided by GT in 2018 and has pre-approved GT providing the following permissible non-audit services in 2019 up to specified maximum amounts that are consistent with prior years:

➢	Issuance of comfort letters and consent for capital markets transactions
➢	Tax planning and other consultation for purposes of structuring investment or financing opportunities as well as consultation associated with financial reporting matters
➢	Limited review of the Trust’s letter to the State of California Department of Environmental Quality

OWNERSHIP INFORMATION

OWNERSHIP OF PRINCIPAL SHAREHOLDERS

Based upon our records and the information reported in filings with the SEC, the following were beneficial owners of more than 5% of our Shares as of March 14, 2019:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Our Outstanding Shares(1)

The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	11,416,211	15.3%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	8,092,781	10.8%

State Street Corporation(4) State Street Financial Center, One Lincoln Street Boston, MA 02111	6,314,157	8.5%

JPMorgan Chase & Co.(5) 270 Park Avenue New York, NY 10017	5,057,986	6.8%

Norges Bank (The Central Bank of Norway)(6) Bankplassen 2, PO Box 1179 Sentrum NO 0107 Oslo Norway	4,492,470	6.0%

(1)

The percentage of outstanding Shares is calculated by taking the number of Shares stated in the Schedule 13G or 13G/A, as applicable, filed with the SEC divided by 74,607,212, the total number of Shares outstanding on March 14, 2019.

(2)

Information based on a Schedule 13G/A filed with the SEC on February 11, 2019 by The Vanguard Group which states The Vanguard Group, an investment advisor, has sole voting power over 150,613 Shares, shared voting power over 106,064 Shares, sole dispositive power over 11,227,368 Shares and shared dispositive power over 188,843 Shares.

(3)

Information based on a Schedule 13G/A filed with the SEC on January 31, 2019 by BlackRock, Inc., which states BlackRock, Inc., a parent holding company, has sole voting power over 7,370,597 Shares and sole dispositive power over 8,092,781 Shares.

(4)

Information based on a Schedule 13G filed with the SEC on February 14, 2019 by State Street Corporation, which states that State Street Corporation, a parent holding company, has shared voting power over 5,910,617 Shares and shared dispositive power over 6,313,373 Shares.

(5)

Information based on a Schedule 13G/A filed with the SEC on January 24, 2019 by JPMorgan Chase & Co. which states that JPMorgan Chase & Co., a parent holding company, has sole voting power over 4,675,756 Shares, sole dispositive power over 5,055,973 Shares, shared voting power over 4,996 Shares and shared dispositive power over 1,951 Shares.

(6)

Information based on a Schedule 13G/A filed with the SEC on January 24, 2019 by Norges Bank (The Central Bank of Norway) which states that Norges Bank (The Central Bank of Norway) has sole voting power and sole dispositive power over 4,492,470 Shares.

OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS

The table below reflects beneficial ownership of our Trustees and NEOs as of March 14, 2019 determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless noted in the footnotes following the table, each Trustee and NEO has sole voting and investment power as to all Shares listed.

Name and Address of Beneficial Owner(1)	Common	Unvested Restricted Shares	Total Shares Beneficially Owned	Percentage of Outstanding Shares Owned(2)

Dawn M. Becker	119,054	11,118	130,172	*

Jon E. Bortz(3)	10,625	0	10,625	*

David W. Faeder	10,282	0	10,282	*

Daniel Guglielmone	7,207	19,088	26,295	*

Elizabeth I. Holland	1,788	0	1,788	*

Mark S. Ordan(4)	0	0	0	*

Gail P. Steinel	10,078	0	10,078	*

Warren M. Thompson	10,157	0	10,157	*

Joseph S. Vassalluzzo	22,545	0	22,545	*

Donald C. Wood(5)	312,164	88,664	400,828	*

Trustees, trustee nominees and executive officers as a group (10 individuals)	503,900	118,870	622,770	*

*	Less than 1%
(1)	The address of each beneficial owner is 1626 East Jefferson Street, Rockville, MD 20852.
(2)

The percentage of outstanding Shares owned is calculated by taking the number of Shares reflected in the column titled “Total Shares Beneficially Owned” divided by 74,607,212, the total number of Shares outstanding on March 14, 2019.

(3)	Voting and investment power is shared with Mr. Bortz’ wife.
(4)	Mr. Ordan first joined the Board on February 1, 2019.
(5)	Includes 53,879 Shares owned by Mr. Wood’s wife.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our Trustees, executive officers and any persons who beneficially own more than 10% of our Shares are required by Section 16(a) of the Exchange Act to file reports of initial ownership and changes of ownership of our Shares with the SEC and with the NYSE. To our best knowledge, based solely on review of copies of such reports furnished to us and written representations that no other reports were required, the required filings of all such Trustees and executive officers were filed timely during 2018.

GENERAL INFORMATION

Annual Meeting and Voting

You are receiving these materials because you owned our Shares as of March 14, 2019, the record date established by our Board of Trustees for our Annual Meeting. Everyone who owned our Shares as of this date, whether directly as a registered shareholder or indirectly through a broker or other nominee, is entitled to vote at the Annual Meeting. We had 74,607,212 Shares outstanding on March 14, 2019. A majority of the Shares entitled to vote at the Annual Meeting must be present in person or by proxy for us to proceed with the Annual Meeting.

If you own your Shares directly with our transfer agent, American Stock Transfer and Trust, LLC, you are a registered shareholder and can vote either in person at the Annual Meeting or by proxy without attending the Annual Meeting through one of the following methods:

Visit www.voteproxy.com. You will need the control number on your Notice of Internet Availability, proxy card or voting instruction form. Votes must be submitted by 11:59 pm EDT on April 30, 2019 to be counted for the meeting.

Call 1-800-Proxies (1-800-776-9437). You will need the control number on your Notice of Internet Availability, proxy card or voting instruction form. Votes must be submitted by 11:59 pm EDT on April 30, 2019 to be counted for the meeting.

You can vote my marking, signing and dating your proxy card.

For those of you holding your Shares indirectly in an account at a bank, brokerage firm, broker-dealer or nominee, you are a beneficial owner of Shares held in “street name”. You will receive all proxy materials directly from your bank, brokerage firm, broker-dealer or nominee and you must either direct them as to how to vote your Shares or obtain from them a proxy to vote at the Annual Meeting. Please refer to the notice of internet availability of proxy materials or the voter instruction form used by your bank, brokerage firm, broker-dealer or nominee for specific instructions on methods of voting. If you fail to give your bank, brokerage firm, broker-dealer or nominee specific instructions on how to vote your Shares with respect to Items 1 and 2, your vote will NOT be counted for those matters. It is important for every shareholder’s vote to be counted on these matters so we encourage you to provide your bank, brokerage firm, broker-dealer or nominee with voting instructions. If you fail to give your bank, brokerage firm, broker-dealer or nominee specific instructions on how to vote your Shares on Item 3, your bank, brokerage firm, broker-dealer or nominee will generally be able to vote on Item 3 as he, she or it determines.

If you do not vote your Shares, your Shares will not be counted and we may not be able to hold the Annual Meeting. We encourage you to vote by proxy using one of the methods described above even if you plan to attend the Annual Meeting in person so that we will know as soon as possible whether enough votes will be present.

Shareholders can access this Proxy Statement, our Annual Report and our other filings with the SEC on the Investors page of our website at www.federalrealty.com. A copy of our Annual Report, including the financial statements and financial statement schedules (“Form 10-K”) is being provided to shareholders along with this Proxy Statement. The Form 10-K includes certain exhibits, which we will provide to you only upon request addressed to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852. The request must be accompanied by payment of a fee to cover our reasonable expenses for copying and mailing the Form 10-K.

In the future, if you wish to receive paper copies of our proxy materials, without charge, and are a registered shareholder, you may do so by written request addressed to American Stock Transfer and Trust, LLC. For those of you holding Shares indirectly in “street name”, you must write your bank, brokerage firm, broker-dealer or nominee, to obtain paper copies. Any election you make on how to receive your proxy materials will remain in effect for all future annual meetings until you revoke it.

The SEC’s rules permit us to deliver a single Notice or single set of Annual Meeting materials to one address shared by two or more of our shareholders unless we have received contrary instructions from shareholders. This procedure, referred to as “householding”, reduces the volume of duplicate information shareholders receive and can result in significant savings on mailing and printing costs. To take advantage of this opportunity, only one Notice, Proxy Statement and Annual Report is being delivered to multiple shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions. If any shareholder sharing an address with another shareholder wants to receive a separate copy of this Proxy Statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or receives multiple copies of the proxy statement and Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling our Investor Relations Department at (800) 937-5449, by writing to Investor Relations at 1626 East Jefferson Street, Rockville, Maryland 20852, or by sending an e-mail to Investor Relations at IR@federalrealty.com.

Questions regarding the Notice or voting should be directed to our Investor Relations Department at (800) 937-5449 or by email at IR@federalrealty.com.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

The Board of Trustees is soliciting your proxy to vote on matters that will be presented at our Annual Meeting and the cost of this solicitation of proxies will be borne by us. We may solicit proxies through the mail, Internet, in person and by telephone or facsimile, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares and reimburse them for their reasonable expenses. We may also hire a proxy solicitation firm at a standard industry compensation rate. The Trustees know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in their discretion.

Proposals of shareholders intended to be presented at the 2020 Annual Meeting of Shareholders, including nominations for persons for election to the Board of Trustees, must be received by us no later than November 23, 2019 to be considered for inclusion in our proxy statement and form of proxy relating to such meeting.

You are urged to vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your Notice. For those of you who have elected email delivery, please follow the instructions for voting provided in the email. If you elect to receive your proxy materials by mail, please make sure to complete, sign, date and return your proxy card promptly to make certain your Shares will be voted at the Annual Meeting.

For the Trustees,

Dawn M. Becker
Executive Vice President – General
Counsel and Secretary

YOUR PROXY IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

PLEASE SUBMIT IT TODAY.

APPENDIX A – FUNDS FROM OPERATIONS

The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as follows: net income, computed in accordance with U.S. GAAP, plus real estate related depreciation and amortization and excluding extraordinary items and gains and losses on the sale of real estate, and impairment write-downs of depreciable real estate. We compute FFO in accordance with the NAREIT definition, and we have historically reported our FFO available for common shareholders in addition to our net income and net cash provided by operating activities. We consider FFO available for common shareholders a meaningful, additional measure of operating performance primarily because it excludes the assumption that the value of the real estate assets diminishes predictably over time, as implied by the historical cost convention of GAAP and the recording of depreciation. We use FFO primarily as one of several means of assessing our operating performance in comparison with other REITs.

The reconciliation of net income to FFO available for common shareholders is as follows:

2018
(In thousands)
Net income	$249,026

Net income attributable to noncontrolling interests	(7,119)

Gain on sale of real estate and change in control of interests, net	(11,915)

Depreciation and amortization of real estate assets	213,098

Amortization of initial direct costs of leases	24,603

Funds from operations	467,693

Dividends on preferred shares	(7,500)

Income attributable to operating partnership units	3,053

Income attributable to unvested shares	(1,469)

Funds from operations available for common shareholders	$461,777

Weighted average number of common shares, diluted(1)	$74,153

Funds from operations available for common shareholders, per diluted share	$6.23

(1)

The weighted average common shares used to compute FFO per diluted common share includes operating partnership units that were excluded from the computation of diluted EPS. Conversion of these operating partnership units is dilutive in the computation of FFO per diluted common share but is anti-dilutive for the computation of diluted EPS for the period presented.

		☐		∎

	FEDERAL REALTY INVESTMENT TRUST THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned, a shareholder of Federal Realty Investment Trust (the “Trust”), hereby constitutes and appoints DAWN M. BECKER and DANIEL GUGLIELMONE, or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at AMP by Strathmore, 11810 Grand Park Avenue, North Bethesda, Maryland on Wednesday, May 1, 2019 at 10:00 a.m., or at any postponement or adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

	The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

	The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting.

	(Continued and to be signed on the reverse side)

∎	1.1		14475	∎

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 1, 2019

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Annual Report/Form 10-K/Notice & Proxy Statement is available at:

http://ir.federalrealty.com/phoenix.zhtml?c=84166&p=proxy

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided. i

∎	00003333333303030000 2		050119

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3
AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. To elect the following Trustees as set forth in the accompanying Proxy Statement:
				FOR	AGAINST	ABSTAIN
			Jon E. Bortz	☐	☐	☐
			David W. Faeder	☐	☐	☐
			Elizabeth I. Holland	☐	☐	☐
			Mark S. Ordan	☐	☐	☐
			Gail P. Steinel	☐	☐	☐
			Warren M. Thompson	☐	☐	☐
			Joseph S. Vassalluzzo	☐	☐	☐
			Donald C. Wood	☐	☐	☐

				FOR	AGAINST	ABSTAIN
			2. To hold an advisory vote approving the compensation of our named executive officers.	☐	☐	☐

				FOR	AGAINST	ABSTAIN
			3. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	4. To consider and act upon any other matters properly coming before the meeting or any postponement or adjourment thereof.

Signature of Shareholder		Date:	Signature of Shareholder	Date:
∎	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

∎

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 1, 2019

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Annual Report/Form 10-K/Notice & Proxy Statement is available at: http://ir.federalrealty.com/phoenix.zhtml?c=84166&p=proxy
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

∎	00003333333303030000 2		050119

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3
AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. To elect the following Trustees as set forth in the accompanying Proxy Statement:
				FOR	AGAINST	ABSTAIN
			Jon E. Bortz	☐	☐	☐
			David W. Faeder	☐	☐	☐
			Elizabeth I. Holland	☐	☐	☐
			Mark S. Ordan	☐	☐	☐
			Gail P. Steinel	☐	☐	☐
			Warren M. Thompson	☐	☐	☐
			Joseph S. Vassalluzzo	☐	☐	☐
			Donald C. Wood	☐	☐	☐

				FOR	AGAINST	ABSTAIN
			2. To hold an advisory vote approving the compensation of our named executive officers.	☐	☐	☐
				FOR	AGAINST	ABSTAIN
			3. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	4. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ∎	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	∎